Exhibit 99.1

eMagin Announces Fourth Quarter and Full Year 2014

Financial Results

HOPEWELL JUNCTION, NY. – March 12, 2015 - eMagin Corporation (NYSE MKT: EMAN), the leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the fourth quarter and full year ended December 31, 2014.

Andrew G. Sculley, President and CEO, stated, “First, we are pleased fourth quarter revenues increased 18 percent over third quarter, and 10 percent over fourth quarter last year as our recent R&D contract awards began producing significant revenues. Historically, these government and non-government awards have been instrumental in fueling our growth and we are excited about the resurgence of this activity. Second, we made significant progress in key areas during the fourth quarter. We completed much of the work in developing our new headset prototype. The headset features 2,000 by 2,000 pixel resolution, a superior form factor, a wide 100+ degree field of view and has all the outstanding advantages of an eMagin OLED microdisplay. We are currently setting up demonstrations of the headset to interested parties. Also, we continued making great strides toward production of ultra-high brightness full color OLED microdisplays above 10,000 nits. We recently invested in new direct patterning equipment for this effort. These ultra-high brightness displays will help to accelerate the penetration of our OLED microdisplays into new markets such as avionics and consumer headset applications. We are demonstrating these ultra-high brightness direct patterned displays to our customers. eMagin is leading the industry in this effort for direct patterned OLED at microdisplay pixel sizes.”

Full Year Results

Revenues for 2014 were $25.7 million versus $28.0 million for 2013, a decrease of approximately 8%. Product revenues (primarily display sales) totaled $24.1 million, about 9% less than in 2013. R&D contract revenues totaled $1.7 million, approximately the same as 2013. Display average selling price increased and the number of displays shipped decreased from last year. The increases in average selling price were a result of changes in product and customer mix.

Gross margin for 2014 was 29 percent on gross profit of $7.4 million compared to a gross margin of 30 percent on gross profit of 8.4 million in 2013. The decrease in gross margin from last year was primarily due to lower revenues and a higher cost per display, partially offset by a higher average selling price.

Operating expenses for 2014 decreased to $12.6 million from $13.6 million in 2013. Operating expenses are comprised of R&D expenses and selling, general and administrative (SG&A) expenses. R&D expenses decreased to $4.5 million from $5.0 million in 2013. The decrease was due primarily to the requirements of the respective R&D contracts being worked on in each year. SG&A expenses decreased approximately $0.5 million or 6% from 2013 as a result of decreases in non-cash compensation and personnel costs, offset by an increase in bad debt expense.

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Operating loss for 2014 increased slightly to $5.3 million from $5.2 million in 2013. Net loss was $5.3 million or $0.22 per diluted share, versus a net loss of $14.1 million or $0.60 per diluted share for 2013. In 2013, the Company booked non-cash charges to Provision for Income Tax of $8.9 million to establish a full valuation allowance of its deferred tax asset.

Quarterly Results

Revenues for the fourth quarter of 2014 increased 10% to $6.7 million versus $6.1 million for the fourth quarter of 2013. Product revenues (primarily display sales) totaled $5.7 million, 1% more than fourth quarter last year. R&D contract revenues totaled $1.0 million, an increase of 115% over fourth quarter last year. Display average selling price increased and displays shipped decreased from fourth quarter last year. The increase in average selling price was a result of changes in product and customer mix. The increase in R&D contract revenue is due to the new contract awards received in the latter half of 2014. The largest new award was the Defense-wide Manufacturing Science & Technology (DMS&T, also known as Mantech) program.

Gross margin for the fourth quarter was 23 percent on gross profit of $1.5 million compared to a gross margin of 1 percent in the same quarter last year. The increase in gross margin from fourth quarter last year was primarily due to higher display average selling price and lower production costs.

Operating expenses for the fourth quarter of 2014 decreased to $3.1 million from $3.4 million in the fourth quarter of 2013. Operating expenses are comprised of R&D expenses and selling, general and administrative (SG&A) expenses. R&D expenses decreased to $0.8 million from $1.1 million in the year-ago quarter. The decrease was due primarily to the requirements of the respective R&D contracts being worked on in the quarter. SG&A expenses were almost flat, increasing about $9,000 to $2.3 million. A decrease in non-cash compensation and personnel costs was offset by an increase in bad debt expense.

Operating loss for the fourth quarter decreased to $1.6 million from $3.3 million in fourth quarter last year. Net loss was $1.6 million or $0.07 per diluted share, versus a net loss of $8.7 million or $0.37 per diluted share for the fourth quarter last year. In fourth quarter 2013 the Company booked a non-cash charge to Provision for Income Tax of $5.4 million to establish a full valuation allowance of its deferred tax asset.

At December 31, 2014, the Company had approximately $6.0 million of cash, cash equivalents, and investments in certificates of deposit, compared to $6.0 million at September 30, 2014.

Recent Corporate Highlights

•	eMagin continued deliveries of microdisplay products in fourth quarter to 64 domestic and international customers and performed funded R&D contract services for 7 customers.
•	The Company produced over $1 million in R&D contract revenue in fourth quarter as a result of new contract awards announced in 2014. This is the most R&D contract revenue in a quarter since the fourth quarter of 2012.
•	Development continued in Q4 on the Company’s Immersive Head Mounted Display (“IHMD”) headset. This IHMD incorporates eMagin’s latest high-resolution OLED microdisplays and patented optics and enables a paradigm shift in the look, performance, weight, and size of Virtual Reality (“VR”) HMDs. The OLED microdisplay is the fundamental reason that eMagin’s IHMD is half the weight and size of its VR HMD counter parts. The field of view (“FOV”) of the IHMD exceeds one hundred degrees and can have resolutions ranging from one megapixel per eye (“MP/eye”) to four MP/eye. Demos of the prototype headset are occurring in Q1 2015.
•	Sample displays using our high brightness XLS and XLT technologies were delivered and are being added to the system architecture for both commercial and military applications. As a result of further R&D efforts, the lifetime of our high brightness OLED XLS technology was improved by about 25 percent. The full qualification of these displays is expected to be completed in the first quarter of 2015. The increasing interest in our high brightness displays confirms that these displays offer advantages for applications that use low efficiency optical systems or must provide augmented reality in the daytime such as avionics and commercial data glasses applications.
•	eMagin’s R&D team has completed the qualification of a new seal structure that can increase the overall yield and reliability of the Company’s products. The new seal is already being phased into production for certain display types. We expect to expand this improved process to all display types over time.
•	eMagin recently fully released its new DSVGA display for production. This display is targeted for the replacement of the long running SVGA+ product and will provide significant improvements because of its digital technology.
•	First samples of the SXGA096 product should be available in the first half of 2015. The SXGA096 will provide eMagin’s customers with the resolution of an SXGA display but with a smaller form factor and lower cost than larger pixel SXGA displays.

Outlook

Based on current and forecasted market conditions, expected orders and current backlog, eMagin expects revenues will total between $26 million to $29 million in 2015.

Conference Call Information

Full results will be published in the Company's 10-K report for 2014 and the fourth quarter ended December 31, 2014, expected to be filed by March 16, and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 4:45 p.m. ET. An archive of the webcast will be available one hour after the live call through April 11, 2015. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

Contact:

Paul Campbell, CFO, 845-838-7931, pcampbell@emagin.com

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eMAGIN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$5,290	$4,032
Investments	750	6,250
Accounts receivable, net	4,044	4,319
Inventories, net	4,586	3,434
Prepaid expenses and other current assets	656	745
Total current assets	15,326	18,780
Long-term investments	—	750
Equipment, furniture and leasehold improvements, net	9,417	9,119
Intangibles and other assets	382	27
Total assets	$25,125	$28,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,027	$1,470
Accrued compensation	1,145	1,155
Other accrued expenses	812	1,436
Advance payment	74	155
Deferred revenue	331	66
Other current liabilities	664	395
Total current liabilities	4,053	4,677

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of December 31, 2014 and 2013	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 25,195,107 shares as of December 31, 2014 and 23,928,619 as of December 31, 2013	25	24
Additional paid-in capital	228,380	226,051
Accumulated deficit	(206,833)	(201,576)
Treasury stock, 162,066 shares as of December 31, 2014 and 2013	(500)	(500)
Total shareholders’ equity	21,072	23,999
Total liabilities and shareholders’ equity	$25,125	$28,676

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 eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:

Product	$5,675	$5,644	$24,061	$26,315
Contract	1,045	486	1,654	1,675
Total revenue, net	6,720	6,130	25,715	27,990

Cost of goods sold:

Product	4,570	5,752	17,384	18,573
Contract	611	319	946	991
Total cost of goods sold	5,181	6,071	18,330	19,564

Gross profit	1,539	59	7,385	8,426

Operating expenses:

Research and development	846	1,141	4,511	5,023
Selling, general and administrative	2,255	2,246	8,125	8,605
Total operating expenses	3,101	3,387	12,636	13,628

(Loss) income from operations	(1,562)	(3,328)	(5,251)	(5,202)

Other income (expense):
Interest expense, net	3	—	(28)	(31)
Other income, net	3	5	22	50
Total other income (expense), net	6	5	(6)	19
(Loss) income before provision for income taxes	(1,556)	(3,323)	(5,257)	(5,183)
Provision for income taxes	—	5,382	—	8,884

Net (loss) income	$(1,556)	$(8,705)	$(5,257)	$(14,067)

(Loss) income per share, basic	$(0.07)	$(0.37)	$(0.22)	$(0.60)
(Loss) income per share, diluted	$(0.07)	$(0.37)	$(0.22)	$(0.60)

Weighted average number of shares outstanding:

Basic	24,943,181	23,726,626	24,376,259	23,639,554
Diluted	24,943,181	23,726,626	24,376,259	23,639,554

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Non-GAAP Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net loss	$(1,556)	$(8,705)	$(5,257)	$(14,067)
Litigation expense	—	476	116	476
Adjusted net loss	(1,556)	(8,229)	(5,141)	(13,591)
Non-cash compensation	141	437	1,025	2,082
Depreciation and amortization expense	318	249	1,181	905
Interest expense	(3)	—	28	31
Provision for income taxes	—	5,382	—	8,884
Adjusted EBITDA	$(1,100)	$(2,161)	$(2,906)	$(1,689)